                                                    FILED PURSUANT TO
PROSPECTUS SUPPLEMENT                               RULE 424 (b)(5)
(To Prospectus Dated May 18, 1999)                  REGISTRATION NO. 333-77843

                                  $300,000,000

                                 Sempra Energy

                              6.95% Notes due 2005

                                 ------------

   The notes will bear interest at the rate of 6.95% per year, subject to adjustment as set forth in this prospectus supplement. Interest on the notes is payable on June 1 and December 1 of each year, beginning on June 1, 2001. The notes will mature on December 1, 2005. Sempra Energy may redeem some or all of the notes at any time at the redemption prices set forth in this prospectus supplement.

                                 ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                          Per Note    Total
                                                          -------- ------------
Public Offering Price....................................  99.859% $299,577,000
Underwriting Discount....................................   0.600% $  1,800,000
Proceeds to Sempra Energy (before expenses)..............  99.259% $297,777,000

   Interest on the notes will accrue from the date of issuance. Purchasers of notes must pay the accrued interest if they take delivery of the notes after the date of issuance.

                                 ------------

   The underwriters expect to deliver the notes to purchasers on or about December 13, 2000.

                                 ------------

Salomon Smith Barney

               Credit Suisse First Boston

                              Goldman, Sachs & Co.

                                                      Morgan Stanley Dean Witter

December 6, 2000

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Forward-Looking Statements...............................................  S-2

Summary Information......................................................  S-3

Recent Developments......................................................  S-6

Use of Proceeds..........................................................  S-9

Capitalization...........................................................  S-9

Ratio of Earnings to Combined Fixed Charges.............................. S-10

Summary Historical Condensed Consolidated Financial Information.......... S-11

Description of the Notes................................................. S-13

Certain United States Federal Income Tax Consequences.................... S-24

Underwriting............................................................. S-30

Legal Matters............................................................ S-31

Independent Accountants.................................................. S-31

                               Prospectus

About This Prospectus....................................................    1

Forward-Looking Statements...............................................    2

Where You Can Find More Information......................................    2

Sempra Energy............................................................    4

Sempra Energy Holdings...................................................    4

The Trusts...............................................................    5

Use of Proceeds..........................................................    6

Ratio of Sempra Energy Earnings to Fixed Charges and Preferred Stock
 Dividends...............................................................    6

Description of Securities................................................    7

Description of Debt Securities...........................................    7

Description of Sempra Energy's Common Stock and Preferred Stock..........   18

Description of Preferred Securities......................................   22

Description of Preferred Securities Guarantees...........................   28

Experts..................................................................   31

Validity of the Securities and the Guarantees............................   31

Plan of Distribution.....................................................   31

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  . national, international, regional and local economic, competitive, technological, political, legislative and regulatory conditions and developments;

  . capital market conditions, inflation rates, exchange rates and interest rates;

  . energy markets, including the timing and extent of changes in commodity prices;

  .  weather conditions;

  .  business, regulatory and legal decisions;

  .  the pace of deregulation of retail natural gas and electricity delivery;

  .  the timing and success of business development efforts; and

  . other uncertainties, all of which are difficult to predict and many of which are beyond our control.

   You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1999, our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2000, June 30, 2000 and September 30, 2000, and other documents on file with the Securities and Exchange Commission, or the "SEC." You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

                              SUMMARY INFORMATION

   The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the 6.95% Notes due 2005. In this prospectus supplement we refer to the 6.95% Notes due 2005 as the "notes." You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference, to understand fully the terms of the notes and other considerations that are important to you in making a decision about whether to invest in the notes. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to "we", "us" and "our" should be read to refer to Sempra Energy and its subsidiaries.

                                 Sempra Energy

   Sempra Energy, based in San Diego, is a Fortune 500 energy services company. We were formed in connection with a business combination of Pacific Enterprises and Enova Corporation in which the shareholders of the two companies became our shareholders. The combination was completed and our shares began trading in June 1998.

   Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, we serve over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. Natural gas service is provided throughout Southern California and portions of Central California through over 5.7 million active meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters.

   Through other subsidiaries, we also provide other energy-related products and services. These subsidiaries include Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International and Sempra Energy Resources.

   Our principal executive offices are located at 101 Ash Street, San Diego, California 92101 and our telephone number is (619) 696-2034.

                                  The Offering

Issuer................................ Sempra Energy.

Amount of Notes Offered .............. $300,000,000 in principal amount of
                                       6.95% Notes due 2005.

Maturity.............................. December 1, 2005.

Interest Rate ........................ 6.95% per annum, accruing from
                                       December 13, 2000.

Interest Payment Dates ............... June 1 and December 1, beginning
                                       June 1, 2001.

Interest Rate Adjustment.............. The interest rate on the notes will be subject to adjustment until June
                                       1, 2002. Our current senior
                                       unsecured long-term debt rating by
                                       Moody's Investors Services, Inc. is
                                       A2 with a negative outlook, and by
                                       Standard & Poor's Rating Service is
                                       A with a stable outlook. In the
                                       event of a downgrade in our debt
                                       rating by Moody's Investors
                                       Services, Inc. below A3, or
                                       Standard & Poor's Rating Service
                                       below A-, and in the event of
                                       subsequent upgrades or downgrades,
                                       the interest rate on the notes will
                                       be adjusted as described in this
                                       prospectus supplement.

Ranking .............................. The notes are our unsecured senior obligations. The notes will rank
                                       senior to all of our existing and
                                       future indebtedness that is
                                       subordinated to the notes and
                                       equally with all of our other
                                       existing and future unsecured
                                       senior indebtedness. The notes will
                                       be effectively subordinated to all
                                       liabilities of our subsidiaries.

Optional Redemption .................. We may redeem all or a portion of the notes at any time at the
                                       redemption prices described in this
                                       prospectus supplement plus accrued
                                       interest to the date of redemption.

Covenants ............................ The notes and the related indenture do not contain any financial or
                                       other similar restrictive
                                       covenants. However, we will be
                                       subject to the covenant described
                                       under the caption "Description of
                                       the Notes--Consolidation, Merger
                                       and Conveyance of Assets as an

                                       Entirety; No Financial Covenants"
                                       in this prospectus supplement.

Use of Proceeds....................... We estimate the net proceeds from this offering will be approximately
                                       $298 million. We intend to use the
                                       net proceeds of the offering to
                                       reduce short-term debt.

                              RECENT DEVELOPMENTS

   California Electric Industry Deregulation. In 1996, California enacted legislation restructuring California's investor-owned electric utility industry. The legislation and related decisions of the California Public Utilities Commission, or CPUC, were intended to stimulate competition and reduce electric rates.

   As part of the framework for a competitive electric generation market, the legislation established the California Power Exchange, also known as the Cal PX. The Cal PX serves as a wholesale power pool to which the California investor-owned utilities are required to sell all of the electricity they generate and, except to the extent otherwise authorized by the CPUC, from which they are required to buy all of the electricity needed to serve their retail electric power consumers. The Cal PX also purchases electric power from non-utility generators through an auction process intended to establish competitive market prices for the power that it sells to the investor-owned utilities.

   The restructuring legislation also established a transition cost rate freeze on amounts that the investor-owned utilities could charge their customers. The rate freeze was purposely designed to generate revenue levels assumed to be sufficient to provide the investor-owned utilities with a reasonable opportunity to recover the above-market "stranded" costs of their investments in electric generating assets. The legislation did not make any provision for an investor-owned utility to recover costs of purchased electricity that exceeded the rates that could be charged under the rate freeze. The rate freeze was to end as to each investor-owned utility when it recovered its stranded costs, but in no event later than March 31, 2002.

   San Diego Gas and Electric Company ("SDG&E"), our subsidiary delivering electricity to customers in San Diego County and portions of Orange County, completed the recovery of its stranded costs in June 1999, and therefore is no longer subject to the transition cost rate freeze imposed by the restructuring legislation. As a result, unlike other California investor-owned utilities, SDG&E is no longer subject to the risk that rates charged to customers under the transition cost rate freeze would be insufficient to recover the cost of the purchased electricity that it distributes to customers. However, as discussed below, a temporary ceiling has been imposed on the cost of electricity that SDG&E may pass on to its customers on a current basis.

   Electricity Prices. With the transition cost rate freeze no longer applicable, SDG&E lowered its base rates (the portion of its rates not attributable to purchased electricity costs) and began to pass through to its customers, without mark-up, the cost of electricity purchased from the Cal PX. Initially, SDG&E's overall rates were lower than during the transition cost rate freeze, but they also became subject to fluctuation with the actual cost of electricity purchases.

   Beginning in June 2000, the price of electricity purchased from the Cal PX increased dramatically. During the summer, the average cost of power was about 14 cents/kwh compared to 4.34 cents/kwh during the prior summer, and the wholesale cost of electric power continues to remain abnormally high.

   These higher electricity prices were initially passed through to our customers and resulted in customer bills that in most cases were double or triple those from the prior year. This has resulted in legislative and regulatory responses.

   Under California Assembly Bill 265, enacted in September 2000, a ceiling of
6.5 cents/kwh has been imposed on the cost of electricity that SDG&E may pass on to its customers on a current basis. The ceiling was made retroactive to June 1, 2000 and extends through the end of 2002. In addition, the CPUC is authorized to extend the ceiling through the end of 2003 if it determines that it is in the public interest to do so. In accordance with AB 265, the CPUC is also conducting a review into the prudence of our electric power purchasing practices. As a result of the new ceiling rate, even though SDG&E is no longer subject to the transition cost rate freeze, it is not currently able to pass through to its customers the full purchase cost of electricity that it provides.

   SDG&E accumulates the amount that it pays for electricity in excess of the ceiling rate, or undercollected costs, in a balancing account. SDG&E expects to amortize these amounts, together with interest, in rates charged to customers following the end of the ceiling period. These undercollected costs are reflected in our financial statements as a non-current asset.

   Our undercollected costs were $254 million at September 30, 2000, and we expect that our aggregate undercollected costs will continue to grow for as long as the ceiling rate is in effect. The rate at which we continue to accumulate undercollected costs will vary depending upon many factors, including the wholesale prices for available electric power, variations in the volume of electricity demanded by SDG&E's customers (which is significantly impacted by abnormal temperatures), regulatory decisions, and the availability and use of hedging transactions and other firm price commitments. Because of these and many other factors, the amount of undercollected costs that we will accumulate in future periods cannot be estimated with any reasonable certainty. However, based on recent NYMEX futures prices, SDG&E's present purchasing policies and typical customer demand, accumulated undercollections would be $420 million at December 31, 2000, $630 million at December 31, 2001, $840 million at December 31, 2002 and, if the rate ceiling is further extended by the CPUC through 2003, $1,060 million at December 31, 2003. Because of the number of factors that will determine our actual experience, our aggregate undercollections will be different from these amounts, and could vary significantly.

   In October 2000, we requested that the CPUC freeze the commodity rate we can charge our customers at 6.5 cents/kwh instead of using that rate as a ceiling. Under a rate freeze, in those months when the electric commodity cost is less than 6.5 cents/kwh, we would be able to collect more revenue than our current cost of electricity to offset the undercollection incurred when wholesale power prices are above that rate. It is unlikely that the CPUC will act on our application until it has completed its review of the prudence of our electricity purchases.

   We expect the CPUC to complete its review of our electricity purchases in the third quarter of 2001. Based upon our historical experience with the CPUC, we recorded an after-tax charge of $30 million during the third quarter of 2000 related to the recent legislative and regulatory actions associated with power acquisition costs.

   While AB 265 and related CPUC decisions to respond to the high electricity rates will adversely affect the timing of revenue collections by SDG&E and related cash flows, they also affirm SDG&E's right to recover all of its prudently incurred costs of purchasing electricity for its customers.

   The Federal Energy Regulatory Commission is investigating the electric bulk power markets and California's attorney general is investigating whether there has been market manipulation. Other investigations are also in process by the CPUC and the U.S. Attorney General's office. In addition, the California Joint Legislative Audit Committee recently approved an audit of the Cal PX. Consequently, additional legislative, regulatory and other proposals, including those of consumer groups, may be advanced or enacted that could significantly affect the rates that SDG&E may charge its customers. However, we will vigorously oppose, through regulatory proceedings and otherwise, any action that does not assure the ultimate collectibility of our costs of providing electric service.

   Natural Gas Prices. Prices for natural gas purchased by SDG&E and Southern California Gas Company, our other California-regulated utility subsidiary, for distribution to customers in southern and portions of central California have also increased substantially in recent months. These increased costs are passed on to customers on a substantially concurrent basis. However, prices for natural gas significantly affect the costs of natural gas generated power provided by SDG&E's electricity suppliers.

   Litigation. A class action lawsuit has been filed against a number of energy generating, marketing and trading companies, including our subsidiaries Sempra Energy Resources and Sempra Energy Trading. The lawsuit alleges conspiracy and other anti-competitive conduct to raise wholesale electric prices in the California market. We regard allegations that our subsidiaries have engaged in unlawful conduct to be without merit.

                                USE OF PROCEEDS

   We intend to use the net proceeds of approximately $298 million from the sale of the notes to reduce short-term debt. We estimate that the expenses for this offering, excluding underwriting discounts and commissions, will be approximately $200,000.

                                 CAPITALIZATION

   The following table sets forth our unaudited consolidated capitalization as of September 30, 2000 (i) on an historical basis and (ii) on an as adjusted basis to give effect to the sale of $300,000,000 aggregate principal amount of notes pursuant to this offering and the application of the estimated $298 million net proceeds from the sale to reduce short-term debt. This table should be read in conjunction with the Summary Historical Condensed Consolidated Financial Information and other financial information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                           September 30, 2000
                                                         ----------------------
                                                         Historical As Adjusted
                                                         ---------- -----------
                                                         (Dollars in millions)
Cash and cash equivalents...............................  $   378     $   378
                                                          =======     =======
Liabilities:
  Current liabilities...................................  $ 5,779     $ 5,481
  Total long-term debt..................................    3,300       3,600
  Total deferred credits and other liabilities..........    1,841       1,841
                                                          -------     -------
    Total liabilities...................................   10,920      10,922

Preferred stock of subsidiaries.........................      204         204
Mandatorily redeemable trust preferred securities.......      200         200
                                                          -------     -------
                                                           11,324      11,326
                                                          -------     -------
Shareholders' Equity:
  Common stock..........................................    1,414       1,414
  Retained earnings.....................................    1,117       1,117
  Other.................................................      (53)        (53)
                                                          -------     -------
    Total shareholders' equity..........................    2,478       2,478
                                                          -------     -------
    Total liabilities and shareholders' equity..........  $13,802     $13,804
                                                          =======     =======

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

   The following table sets forth our ratio of earnings to combined fixed charges for each of the years in the five-year period ended December 31, 1999 and for each of the nine-month periods ended September 30, 1999 and 2000:

                                                                  Nine Months
                                                                     Ended
                                        Years Ended December 31, September 30,
                                        ------------------------ -------------
                                        1999 1998 1997 1996 1995  2000   1999
                                        ---- ---- ---- ---- ---- ------ ------
   Ratio of Earnings to Combined Fixed
    Charges...........................  3.19 2.73 3.75 3.67 3.13   2.89   2.84

   We determined the ratio of earnings to combined fixed charges by dividing
(a) the sum of pretax income and fixed charges by (b) fixed charges. Fixed charges consist of all interest expense (before allowances for borrowed funds used during construction), preferred dividends by subsidiaries, one-third of rent expense (which approximates the interest component of such expense) and amortization of debt issuance costs.

                   SUMMARY HISTORICAL CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

   The following table contains our summary historical condensed consolidated financial information. The summary historical condensed consolidated financial information for the years ended December 31, 1999 and 1998 and as of December 31, 1999 and 1998 has been derived from our audited consolidated financial statements for the years ended December 31, 1999 and 1998. The summary historical condensed consolidated financial information for the nine months ended September 30, 2000 and 1999 and as of September 30, 2000 and 1999 has been derived from our unaudited consolidated financial statements for the nine-month periods ended September 30, 2000 and 1999. In the opinion of management, the interim condensed consolidated financial information reflects all adjustments necessary for a fair presentation. These adjustments are only of a normal recurring nature. The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which we file with the SEC.

                              STATEMENTS OF INCOME
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 For the years   For the nine
                                                ended December   months ended
                                                      31,        September 30,
                                                --------------- ---------------
                                                 1999    1998    2000    1999
                                                ------- ------- ------- -------
Revenue and other income......................  $ 5,435 $ 5,015 $ 4,860 $ 3,962
Expenses......................................    4,622   4,374   4,135   3,348
Preferred dividends by subsidiaries...........       11      12       8       9
                                                ------- ------- ------- -------
Income before interest and income taxes.......      802     629     717     605
Interest......................................      229     197     216     185
Income taxes..................................      179     138     167     131
                                                ------- ------- ------- -------
  Net income..................................  $   394 $   294 $   334 $   289
                                                ======= ======= ======= =======
Average common shares outstanding (thousands):
  Basic.......................................  237,245 236,423 210,303 237,192
  Diluted.....................................  237,553 237,124 210,405 237,556
Earnings per common share:
  Basic.......................................  $  1.66 $  1.24    1.59 $  1.22
  Diluted.....................................  $  1.66 $  1.24    1.59 $  1.22
Dividends declared per common share...........  $  1.56 $  1.56    0.75 $  1.17
Book value per common share (end of
 period)(1)...................................  $ 12.58 $ 12.29 $ 12.29 $ 12.20
Common shares outstanding (end of period)
 (thousands)..................................  237,408 236,956 201,633 237,377

--------
(1) Book value per common share is calculated as total shareholders' equity at the end of the period divided by the number of shares outstanding at the end of the period, which excludes shares held by our Employee Stock Ownership Plan.

                                 BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                    September 30, December 31,
                                                        2000          1999
                                                    ------------- ------------
   ASSETS
   Current assets..................................    $ 5,030      $ 3,015
   Investments and other assets....................      3,200        2,781
   Property, plant and equipment...................      5,572        5,394
                                                       -------      -------
     Total assets..................................    $13,802       11,190
                                                       =======      =======

   LIABILITIES AND SHAREHOLDERS' EQUITY

   LIABILITIES
   Current liabilities.............................    $ 5,779      $ 3,236
   Long-term debt..................................      3,300        2,902
   Deferred credits and other liabilities..........      1,841        1,862
                                                       -------      -------
     Total liabilities.............................     10,920        8,000

   Preferred stock of subsidiaries.................        204          204
   Mandatorily redeemable trust preferred
    securities.....................................        200           --

   SHAREHOLDERS' EQUITY
   Common stock....................................      1,414        1,966
   Retained earnings...............................      1,117        1,101
   Other...........................................        (53)         (81)
                                                       -------      -------
     Total shareholders' equity....................      2,478        2,986
                                                       -------      -------
     Total liabilities and shareholders' equity....    $13,802      $11,190
                                                       =======      =======

                            DESCRIPTION OF THE NOTES

   The notes offered by this prospectus supplement are a series of senior debt securities of Sempra Energy as described below and in the accompanying prospectus. The notes will be issued under an indenture between Sempra Energy, as issuer, and U.S. Bank Trust National Association, as trustee. We have summarized selected provisions of the notes and the indenture below. The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture have been or will be filed with the SEC and you may obtain copies as described under "Where You Can Find More Information" in the accompanying prospectus.

   In this section, references to "Sempra Energy," "we," "our," "us" and "the Company" mean Sempra Energy excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Capitalized terms used in this section but not defined have the meanings given to those terms in the accompanying prospectus or, if not defined in the accompanying prospectus, in the indenture.

General

   The notes will constitute a separate series of senior debt securities under the indenture, initially limited to $300 million aggregate principal amount. We will have the right, from time to time, pursuant to a plan designed to result in larger, more liquid issues (and without your consent), issue additional notes with the same terms as previously issued notes (other than the date of issuance, interest commencement date and offering price, which may vary). This type of offering often is referred to as a "reopening." We intend to issue additional notes pursuant to our plan within six months of the date of issuance of the previously issued notes.

   The notes will mature on December 1, 2005. The notes will bear interest at the rate of 6.95% per annum, accruing from December 13, 2000. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year (including at stated maturity), commencing June 1, 2001. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Our current senior unsecured long-term debt rating by Moody's Investor Services, Inc. is A2 with a negative outlook, and by Standard & Poor's Rating Service is A with a stable outlook. Interest on the notes will be subject to adjustment in the event of a downgrade in our senior unsecured long-term debt rating by Moody's Investors Services, Inc. below A3, or Standard & Poor's Rating Service below A-, and in the event of subsequent upgrades or downgrades of the ratings of our senior unsecured debt by these rating agencies, as described below under the caption "Interest Rate Adjustment."

   If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

   The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under "Book-Entry, Delivery and Form." If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

   So long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of the Depositary and its direct and indirect participants. See "Book-Entry, Delivery and Form." We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the notes and the indenture may be delivered to us and where certificated notes may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the trustee, which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

   So long as the notes are in book-entry form, we will make payments on the notes to the Depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If notes are issued in definitive certificated form under the limited circumstances described under "Book-Entry, Delivery and Form," we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

   We will pay principal of and any premium on the notes at stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

   We will be entitled to redeem the notes at our option as described below under "Optional Redemption." The notes will not be subject to a sinking fund. You will not be permitted to require us to redeem or repurchase the notes at your option.

   The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. At September 30, 2000, our subsidiaries had total consolidated liabilities of $8.5 billion. See "Description of Debt Securities--Guarantee of Sempra Energy; Holding Company Structure" in the accompanying prospectus.

Interest Rate Adjustment

   Our current senior unsecured long-term debt rating (the "Rating") by Moody's Investors Service, Inc. ("Moody's") is A2 with a negative outlook, and by Standard & Poor's Rating Service ("S&P") is A with a stable outlook.

   The interest rate on the notes will be subject to adjustment until June 1, 2002. In the event of a downgrade in the Rating below A3 by Moody's, or below A- by S&P, and in the event of subsequent upgrades or downgrades, the interest rate on the notes will be adjusted in accordance with the table below. Following an adjustment, the annual interest rate on the notes will be equal to the initial interest rate of 6.95% plus the sum of the applicable Moody's adjustment amount and the applicable S&P adjustment amount set forth in the table below.

   If, prior to June 1, 2002, either Moody's or S&P changes our Rating subsequent to an adjustment in the interest rate as a result of a previous Rating change by Moody's or S&P, the interest rate on the notes will be re-adjusted in accordance with the table below.

                             Moody's                                   S&P Adjustment
   Moody's Rating       Adjustment Amount          S&P Rating              Amount
   --------------       -----------------          ----------          --------------
        A3                   0.000%                    A-                  0.000%
       Baa1                  0.125%                   BBB+                 0.125%
       Baa2                  0.250%                   BBB                  0.250%
       Baa3                  0.375%                   BBB-                 0.375%
   Ba1 or lower              0.875%               BB+ or lower             0.875%

   Beginning with the first interest payment date for the notes after a Rating change, the notes will bear interest at an adjusted interest rate. Subsequent interest rate adjustments, whether the adjustment is up or down, will also become effective on the first interest payment date after such Rating change. In no event will the annual interest rate on the notes be less than the initial annual rate of 6.95% or greater than an annual interest rate of 8.70%.

Optional Redemption

   All or a portion of the notes may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  . 100% of the principal amount of the notes being redeemed on the redemption date; or

  . the sum of the present values of the remaining scheduled payments of principal and interest (as adjusted for any announced Rating change as of the date of the notice of redemption, whether or not effective) on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 25 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

   We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the notes, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price. See "Description of Debt Securities-- Redemption" in the accompanying prospectus.

   Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

   "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

   "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

   "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Events of Default

   An "event of default" occurs with respect to the notes if:

  (a) we do not pay any interest on any notes within 30 days of the due date;

  (b) we do not pay any principal of or premium on any notes on the due date;

  (c) we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the indenture) in the indenture or the notes for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding notes;

  (d) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by us, excluding any of our subsidiaries (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (or the payment of which is guaranteed by us), excluding any of our subsidiaries, whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

    (1) either:

      . such default results from the failure to pay any such indebtedness when due; or

      . as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

    (2) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million; or

  (e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

Remedies

 Acceleration

   If an event of default occurs and is continuing with respect to the notes, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes, together with accrued and unpaid interest thereon, to be due and payable immediately.

 Rescission of Acceleration

   After the declaration of acceleration has been made with respect to the notes and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

  (a) we pay or deposit with the trustee a sum sufficient to pay:

    (1) all overdue interest on the notes, other than interest which has become due by declaration of acceleration;

    (2) the principal of and any premium on the notes which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

    (3) interest on overdue interest, other than interest which has become due by declaration of acceleration, on the notes to the extent lawful; and

    (4) all amounts due to the trustee under the indenture; and

  (b) all events of default with respect to the notes, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

   For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

 Control by Registered Holders; Limitations

   If an event of default with respect to the notes occurs and is continuing, the registered holders of a majority in principal amount of the outstanding notes, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

  (a) conducting any proceeding for any remedy available to the trustee with respect to the notes; and

  (b) exercising any trust or power conferred on the trustee with respect to the notes.

   These rights of registered holders to give directions are subject to the following limitations:

  (a) the registered holders' directions do not conflict with any law or the indenture; and

  (b) the direction is not unduly prejudicial to the rights of holders of the notes who do not join in that action.

   The trustee may also take any other action it deems proper which is consistent with the registered holders' direction.

   In addition, the indenture provides that no registered holder of notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or for any other remedy thereunder unless:

  (a) that registered holder has previously given the trustee written notice of a continuing event of default;

  (b) the registered holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

  (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding notes.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of notes.

   However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

   The trustee is required to give the registered holders of notes notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

   We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

   The registered holders of a majority in aggregate principal amount of the outstanding notes, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the notes, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding note.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

   We have agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey our properties and assets as an entirety or substantially as an entirety to any entity, unless:

  (a) either we are the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which we are merged or which acquires by sale, transfer, lease or other conveyance our properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the notes and the performance of all of our covenants under the indenture; and

  (b) immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has or will have occurred and be continuing.

   The indenture does not contain any financial or other similar restrictive covenants.

Modification of Indenture

   Without Registered Holder Consent. Without the consent of any registered holders of notes or any other debt securities which may in the future be issued under the indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  (a) to evidence the succession of another entity to us; or

  (b) to add one or more covenants for the benefit of the holders of all or any series of debt securities, including the notes, or to surrender any right or power conferred upon us; or

  (c) to add any additional events of default for all or any series of debt securities, including the notes; or

  (d) to change or eliminate any provision of the indenture so long as the change or elimination does not apply to any debt securities, including the notes, entitled to the benefit of such provision or to add any new provision to the indenture (in addition to the provisions which may otherwise be added to the indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities, including the notes; or

  (e) to provide security for the debt securities of any series, including the notes; or

  (f) to establish the form or terms of debt securities of any series, other than the notes, as permitted by the indenture; or

  (g) to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

  (h) to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of debt securities, including the notes, that do not adversely affect the interests of the holders of debt securities of that series in any material respect.

   The last paragraph under the caption "Description of Debt Securities-- Modification of Indenture--Without Registered Holder Consent" in the accompanying prospectus will not apply to the notes.

   With Registered Holder Consent. Subject to the following sentence, we and the trustee may, with some exceptions, amend or modify the indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security, including the notes, affected thereby:

  (a) change the stated maturity of the principal or interest on any debt security, including the notes, or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security, including the notes, is payable, or impair the right to bring suit to enforce any payment;

  (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

  (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

   A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series, including the notes, will be deemed not to affect the interests under the indenture of the holders of debt securities of any other series.

Defeasance and Covenant Defeasance

   The defeasance provisions of the indenture described under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes. However, because the notes and the related indenture do not contain any financial or other similar restrictive covenants, the covenant defeasance provisions described under that caption in the accompanying prospectus will not apply to the notes. In addition to the conditions of defeasance specified in the accompanying prospectus, we will be required to deliver an opinion of counsel to the effect that a holder of notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the indenture. As a result, the tax consequences discussed in the accompanying prospectus in the last two paragraphs under "Description of Debt Securities--Defeasance and Covenant Defeasance" will not be applicable in the event of a defeasance of the notes.

Satisfaction and Discharge

   The indenture will cease to be of further effect with respect to the notes, and we will be deemed to have satisfied and discharged all of our obligations under the indenture, except as noted below, when:

  . all outstanding notes have become due or will become due within one year at their stated maturity or on a redemption date; and

  . we deposit with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding notes.

   We will remain obligated to pay all other amounts due under the indenture and to perform certain ministerial tasks as described in the indenture.

Resignation and Removal of the Trustee; Deemed Resignation

   The trustee with respect to any series of debt securities, including the notes, may resign at any time by giving written notice to us. The trustee may also be removed with respect to the notes by act of the registered holders of a majority in principal amount of the then outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. Under certain circumstances, we may appoint a successor trustee with respect to any series of debt securities, including the notes, and if the successor trustee accepts, the trustee will be deemed to have resigned.

Book-Entry, Delivery and Form

   The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

   DTC has advised us that it is:

  .  a limited-purpose trust company organized under the New York Banking
     Law;

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. "Direct participants" in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as "indirect participants," that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC's records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a "beneficial owner," is in turn recorded on the direct and indirect participants' records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

   To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

   Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC's procedures.

   In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

   Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

   DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

   As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

  . DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC's ceasing to be so registered, as the case may be;

  . we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

  . an Event of Default under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

   We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The information in this section is based on the following materials, all as of the date hereof:

  .  the Internal Revenue Code of 1986, as amended (the "Internal Revenue
     Code");

  . current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

  .  the legislative history of the Internal Revenue Code;

  . current administrative interpretations and practices of the Internal Revenue Service; and

  .  court decisions.

Legislation, judicial decisions, or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the notes. The statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements contained in this discussion will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were to be challenged by the Internal Revenue Service.

   You are urged to consult your tax advisor regarding the specific tax consequences to you of:

  . the acquisition, ownership and sale or other disposition of the notes offered under this prospectus supplement, including the federal, state, local, foreign and other tax consequences; and

  .  potential changes in the tax laws.

   Scope of Discussion. This general discussion of certain United States federal income and estate tax consequences applies to you if you acquire the notes at original issue for cash and hold the notes as a "capital asset," generally, for investment, under section 1221 of the Internal Revenue Code. This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

  .  a broker-dealer, a dealer in securities or a financial institution;

  .  an S corporation;

  .  a bank;

  .  a thrift;

  .  an insurance company;

  .  a tax-exempt organization;

  . subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . holding the notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

  .  a person with a "functional currency" other than the U.S. dollar; or

  .  a United States expatriate.

This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current United States federal tax law. This discussion may, in the end, inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

This summary may not cover your particular circumstances because it does not consider foreign, state, local or other tax rules, disregards certain federal tax rules, and does not describe future changes in federal tax rules. Please consult your tax advisor rather than relying on this general description.

United States Holders

   If you are a "United States holder," as defined below, this section applies to you. Otherwise, the next section, "Non-United States Holders," applies to you.

   Definition of United States Holder. You are a "United States holder" if you hold the notes and you are:

  . a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under section 7701(b) of the Internal Revenue Code;

  . a corporation, partnership, or limited liability company created or organized in the United States or under the laws of the United States, any state thereof, the District of Columbia, except that under regulations to be published, certain partnerships created or organized under foreign law may be classified as domestic partnerships if that classification is appropriate;

  . an estate, the income of which is subject to United States federal income tax regardless of its source;

  . a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person; or

  . otherwise subject to United States federal income tax on your worldwide income on a net income basis.

   Taxation of Stated Interest. You must generally include interest on the notes in your federal taxable income as ordinary income:

  . when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

In addition, we are obligated to pay additional interest to the United States holder of a note under certain circumstances described under "Description of the Notes--Interest Rate Adjustment" above. Based on the facts and circumstances existing on the date hereof, under current Treasury Regulations, a United States holder of a note should not be required to pay tax upon the payment of additional interest until such additional interest is paid or becomes payable, depending upon the United States holder's method of accounting for tax purposes. However, there can be no assurance that the Internal Revenue Service will not propose a different method of taxing interest on the notes or gain on the sale or other taxable disposition of the notes discussed under "Sale or Other Taxable Disposition of the Notes."

   Sale or Other Taxable Disposition of the Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note in cash or other property, valued at fair market value, minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your initial tax basis in a note equals the price you paid for the note.

   Your gain or loss will generally be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum rate of tax on long term capital gain on most capital assets held by an individual is 20%. The deductibility of capital losses is subject to limitations.

   Information Reporting and Backup Withholding. A 31% backup withholding tax may apply when you receive interest payments on the note or proceeds upon the sale or other disposition of a note. Certain holders (including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply to you if you provide your social security or other taxpayer identification number in the prescribed manner unless:

  . the Internal Revenue Service notifies us or our agent that the taxpayer identification number you provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that withholding is required; or

  . you fail to certify under penalties of perjury that backup withholding does not apply to you.

   If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your United States federal income tax liability as long as you provide required information to the Internal Revenue Service. United States holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

   For certain noncorporate holders, we will be required to furnish annually to the Internal Revenue Service and to those holders information relating to the amount of interest paid on the notes, and that information reporting may also apply to payments to those holders of proceeds from the sale of the notes.

Non-United States Holders

   The following general discussion is limited to the principal United States federal income and estate tax consequences relevant to a "Non-United States holder." A "Non-United States holder" is any person other than a United States holder.

 Interest.

   Portfolio Interest Exemption. You will generally not have to pay United States federal income tax on interest paid on the notes because of the "portfolio interest exemption" if either:

  . you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed Internal Revenue Service Form W-8, or a suitable substitute form, signed under penalties of perjury; or

  . a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf, certifies to us or our agent under penalties of perjury that it has received Internal Revenue Service
     Form W-8 or a suitable substitute from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

   You will not, however, qualify for the portfolio interest exemption described above if:

  . you own, actually or constructively, a 10% or greater interest in our capital or profits;

  . you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code; or

  . you are a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code.

   Withholding Tax if the Interest Is Not Portfolio Interest. If you do not claim or do not qualify for the benefit of the portfolio interest exemption, a 30% withholding tax may apply to interest payments made on the notes. You may, however, be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form 1001. Successor forms will require additional information, as discussed below under the heading "Non-United States Holders--New Withholding Regulations."

   In addition, if the payments of interest on a note are effectively connected with your conduct of a trade or business in the United States, the payments will be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally, and, if you are a corporate holder, you may also be subject to a 30% branch profits tax). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding sentence, those payments will not be subject to United States withholding tax so long as you provide us or our agent with a properly executed IRS Form 4224.

   Sale or Other Disposition of the Notes. You will generally not be required to pay United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a note. You may, however, be required to pay tax on the gain if:

  . you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case you may have to pay a United States federal income tax of 30% or a reduced treaty rate on the gain; or

  . you are an individual who is a former citizen or resident of the United States, your loss of citizenship or residency occurred within the last ten years (or you are a former long-term resident who relinquished United States residency on or after February 6, 1995), and you had as one of your principal purposes the avoidance of United States tax, in which case you may be required to pay tax on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens and resident aliens, and withholding may be required.

   United States Federal Estate Taxes. If you qualify for the portfolio interest exemption under the rules described above when you die, the notes will not be included in your estate for United States federal estate tax purposes, unless the income on the notes is effectively connected with your conduct of a trade or business in the United States.

 Backup Withholding and Information Reporting.

   Payments From United States Office. If you receive payments of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that both backup withholding at a rate of 31% and information reporting will apply to the payments.

   With respect to interest payments made on the notes, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person in the manner described above under the heading "Non-United States Holders-- Interest" or if you otherwise establish an exemption.

   Moreover, backup withholding or information reporting generally will not apply to proceeds received on the sale, exchange, redemption, or other disposition of a note, if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules and other required information, or if you otherwise establish an exemption. If you are not required to pay United States federal income or withholding tax on the sale or other disposition of a note, as described above under the heading "Non-United States--Sale or Other Disposition of The Notes," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

   Payments From Foreign Office. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a note through a foreign office of a "broker," as defined in the pertinent treasury regulations, backup withholding or information reporting will generally not apply to those payments. Backup withholding and information reporting will apply, however, if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. Information reporting, but not backup withholding, will apply to payments if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States holder and other conditions specified in the Internal Revenue Code are met.

   Refunds. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

   New Withholding Regulations. New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-United States "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new regulations will require new forms, which you will generally have to provide earlier than you would have had to provide replacements for expiring existing forms.

   The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities, such as foreign partnerships, to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments. The New Withholding Regulations also amend the foreign broker office definition as it applies to partnerships.

   When you purchase the notes, you will be required to submit certifications that comply with the temporary treasury regulations in order to obtain an available exemption from or reduction in withholding tax. The New Withholding Regulations provide that certifications satisfying the requirements of the New Withholding Regulations will be deemed to satisfy the requirement of the Treasury Regulations now in effect. In any case, you must provide certifications that comply with the provisions of the New Withholding Regulations, where required, for payment to you after December 31, 2000, unless you receive payments on the notes through a qualified intermediary, as defined in the New Withholding Regulations, that has provided a proper certification on your behalf. If you are a Non-United States holder claiming benefit under an income tax treaty and not relying on the portfolio interest exemption, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the New Withholding Regulations' certification requirements.

   The New Withholding Regulations are complex and this summary does not completely describe them. Please consult your tax advisor to determine how the New Withholding Regulations will affect your particular circumstances.

                                  UNDERWRITING

   Salomon Smith Barney Inc. is acting as representative for the underwriters named below.

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                                    Principal
                                                                      Amount
Name                                                                 of Notes
----                                                               ------------
  Salomon Smith Barney Inc. ...................................... $165,000,000
  Credit Suisse First Boston Corporation..........................   45,000,000
  Goldman, Sachs & Co. ...........................................   45,000,000
  Morgan Stanley & Co. Incorporated...............................   45,000,000
                                                                   ------------
        Total..................................................... $300,000,000
                                                                   ============

   The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

   The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

   The notes will not have an established trading market when issued. There can be no assurance of a secondary market for the notes or the continued liquidity of such market if one develops. It is not anticipated that the notes will be listed on any securities exchange.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                           Paid by Sempra Energy
                                                           ---------------------
  Per note................................................        0.600%

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our total expenses for this offering will be $200,000, excluding underwriting discounts and commissions.

   The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

   Latham & Watkins, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the notes on behalf of Sempra Energy. Gary W. Kyle, Chief Corporate Counsel of Sempra Energy will pass upon the validity of the notes and various other legal matters relating to the issuance and sale of the notes. Brown & Wood LLP, San Francisco, California will act as counsel for the Underwriters. Paul Pringle is a partner of Brown & Wood LLP and owns 2,094 shares of common stock of Sempra Energy.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements, the related financial statement schedule and the supplemental schedule of summarized financial information as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference into Sempra Energy's registration statement on Form S-3 filed with the Securities an Exchange Commission on May 5, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports.

    PROSPECTUS

                                $1,000,000,000

                                 SEMPRA ENERGY
         Debt Securities, Common Stock, Preferred Stock and Guarantees

                            SEMPRA ENERGY HOLDINGS
                  Debt Securities Guaranteed by Sempra Energy

                         SEMPRA ENERGY CAPITAL TRUST I
                        SEMPRA ENERGY CAPITAL TRUST II
                        SEMPRA ENERGY CAPITAL TRUST III
               Preferred Securities Guaranteed by Sempra Energy

                               ----------------

    We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

    Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Sempra Energy

    Sempra Energy may offer and sell the following securities:
  . debt securities
  . common stock
  . preferred stock
  . guarantees of debt securities and preferred securities

Sempra Energy Holdings

    Sempra Energy Holdings may offer and sell debt securities, guaranteed by Sempra Energy.

The Sempra Energy Trusts

    Sempra Energy Capital Trust I, Sempra Energy Capital Trust II and Sempra Energy Capital Trust III may offer and sell preferred securities, guaranteed by Sempra Energy.

                               ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May 18, 1999.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
ABOUT THIS PROSPECTUS....................................................   1
FORWARD-LOOKING STATEMENTS...............................................   2
WHERE YOU CAN FIND MORE INFORMATION......................................   2
SEMPRA ENERGY............................................................   4
SEMPRA ENERGY HOLDINGS...................................................   4
THE TRUSTS...............................................................   5
USE OF PROCEEDS..........................................................   6
RATIO OF SEMPRA ENERGY EARNINGS TO FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS.........................................................   6
DESCRIPTION OF SECURITIES................................................   7
DESCRIPTION OF DEBT SECURITIES...........................................   7
DESCRIPTION OF SEMPRA ENERGY'S COMMON STOCK AND PREFERRED STOCK..........  18
DESCRIPTION OF PREFERRED SECURITIES......................................  22
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES ..........................  28
EXPERTS..................................................................  31
VALIDITY OF THE SECURITIES AND THE GUARANTEES............................  31
PLAN OF DISTRIBUTION.....................................................  31

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell up to $1,000,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

    This prospectus does not contain separate financial statements for Sempra Energy Holdings or the trusts. Sempra Energy files consolidated financial information with the SEC that includes Sempra Energy Holdings and each of the trusts. The trusts do not have any independent function other than to issue securities and to purchase subordinated notes from Sempra Energy. We do not believe that additional financial information regarding Sempra Energy Holdings or the Trusts would be useful to you.

    You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K incorporated by reference into this prospectus.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, our ability to achieve synergies and revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, business and regulatory or legal decisions, the pace of deregulation of retail natural gas and electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, and some agricultural products, the timing and success of business development efforts, and other uncertainties, all of which are difficult to predict and many of which are beyond our control. You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

    Sempra Energy files reports, proxy statements and other information with the SEC. Information filed with the SEC by Sempra Energy can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the SEC as follows:

   Public Reference Room     New York Regional Office      Chicago Regional Office
   450 Fifth Street, N.W.      7 World Trade Center            Citicorp Center
         Room 1024                  Suite 1300             500 West Madison Street
   Washington, D.C. 20549    New York, New York 10048            Suite 1400
                                                        Chicago, Illinois 60661-2551

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as Sempra Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    Sempra Energy's common stock is listed on the New York Stock Exchange (NYSE: SRE), and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning Sempra Energy can be inspected at its offices at 101 Ash Street, San Diego, California 92101.

    This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or Sempra Energy, as indicated below. Forms of the indentures, the declarations of trust and other documents establishing the terms of the offered securities and the guarantees are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

    The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Sempra Energy.

      Sec Filings (File No. 1-14201)                     Period
      ------------------------------                     ------
   Annual Report on Form 10-K.......... Year ended December 31, 1998
   Current Reports on Form 8-K......... Filed February 23, 1999, April 2, 1999,
                                         April 14, 1999 and May 5, 1999
   Registration Statement on Form 8-A.. Filed June 5, 1998

    We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities described in this prospectus.

    Sempra Energy will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

     Sempra Energy
     101 Ash Street
     San Diego, California 92101
     Attention: Corporate Secretary
     Telephone: (619) 696-2034

                                 SEMPRA ENERGY

    Sempra Energy, based in San Diego, is a Fortune 500 energy services company. Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, Sempra Energy serves over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. Natural gas service is provided throughout Southern California and portions of Central California through over 5.5 million active meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters. Through other subsidiaries, Sempra Energy also provides other energy-related products and services.

    The information above concerning Sempra Energy and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning Sempra Energy and its subsidiaries, you should refer to the information described in "Where You Can Find More Information."

    Sempra Energy's offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2000.

                             SEMPRA ENERGY HOLDINGS

    Sempra Energy Holdings is a wholly-owned subsidiary of Sempra Energy. It is a holding company for some of the other subsidiaries of Sempra Energy that are not subject to California utility regulation. Its principal direct and indirect subsidiaries currently are:

  . Sempra Energy Solutions provides energy-related products and services to commercial, industrial, governmental, institutional and consumer markets. Its principal subsidiaries are Sempra Energy Trading and CES/Way.

  . Sempra Energy Trading, a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and associated commodities. Sempra Energy Trading serves a broad range of customers, including electric and gas utilities, industrial and large commercial end users, and major energy marketers. It specializes in high-volume transactions and provides its customers with customized energy delivery and pricing programs.

  . CES/Way provides energy-efficiency engineering services for government and institutional customers.

  . Sempra Energy Resources acquires and develops power plants for the competitive market and operates natural gas storage, production and transportation assets. Sempra Energy Resources' power plants use state-of-the-art, combined-cycle power generation technology and natural gas to generate electricity for the wholesale market and retail electric providers, including utilities, marketers and large energy users.

  . Sempra Energy International engages in energy-infrastructure projects outside the United States, including natural gas transmission and distribution systems. It currently has interests in gas distribution partnerships in Mexico, Argentina and Uruguay.

    Sempra Energy Holdings may, in the future, engage in other businesses.

    Sempra Energy Holdings' offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2034.

                                   THE TRUSTS

    Sempra Energy created three Delaware business trusts pursuant to three Declarations of Trust. The trusts are named Sempra Energy Capital Trust I, Sempra Energy Capital Trust II and Sempra Energy Capital Trust III. Sempra Energy will file an Amended and Restated Declaration of Trust (a "Declaration") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

    Each trust will exist solely to:

    . issue and sell its preferred securities (representing undivided beneficial interests in the trust) to the public;

    . issue and sell its common securities (representing undivided beneficial interests in the trust) to Sempra Energy;

    . use the proceeds from the sale of its preferred and common securities to purchase a series of Sempra Energy's subordinated debt securities;

    . distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities;

    . maintain its status as a grantor trust for federal income tax purposes; and

    . engage in other activities that are necessary or incidental to these purposes.

    Sempra Energy will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Sempra Energy defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

    The preferred securities will be guaranteed by Sempra Energy as described later in this prospectus.

    Sempra Energy has appointed five trustees to conduct each trust's business and affairs:

    .   The Bank of New York ("property trustee");

    .   The Bank of New York ("Delaware trustee"); and

    .   Three Sempra Energy officers ("regular trustees").

    Only Sempra Energy, as owner of the common securities, can remove or replace the trustees. In addition, Sempra Energy can increase or decrease the number of trustees. However, the majority of trustees will always be regular trustees.

    Sempra Energy will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust's obligations under the related preferred and common securities.

    The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

                                USE OF PROCEEDS

    Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be:

    . used by Sempra Energy and/or its subsidiaries for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes; and

    . used by the respective trusts to purchase subordinated debt securities of Sempra Energy.

                RATIO OF SEMPRA ENERGY EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of Sempra Energy earnings to combined fixed charges and preferred stock dividends for Sempra Energy for each of the five years in the five-year period ended December 31, 1998:

                                                           December 31,
                                                     ------------------------
                                                     1994 1995 1996 1997 1998
                                                     ---- ---- ---- ---- ----
   Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends....................... 2.94 3.13 3.67 3.75 2.73

                           DESCRIPTION OF SECURITIES

    The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

    . the indenture between Sempra Energy and Citibank, N.A., as trustee relating to the issuance of each series of senior debt securities by Sempra Energy;

    . the indenture ("subordinated indenture") between Sempra Energy and The Bank of New York, as trustee relating to the issuance of each series of subordinated debt securities by Sempra Energy;

    . the indenture among Sempra Energy Holdings, Sempra Energy, as Guarantor and U.S. Bank Trust Company, as trustee relating to the issuance of each series of senior debt securities by Sempra Energy Holdings;

    .   the Declaration of each trust; and

    . Sempra Energy's guarantee of the preferred securities issued by each trust.

    Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth the general terms and provisions of the debt securities that Sempra Energy and Sempra Energy Holdings may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities in the case of Sempra Energy and as senior debt securities in the case of Sempra Energy Holdings. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of the company issuing the senior debt security (either Sempra Energy or Sempra Energy Holdings). The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below. Throughout this description, references to "we," "us" and "our" should be read to refer to the company issuing the particular securities, unless the context indicates that "we," "us" or "our" refers to both Sempra Energy and Sempra Energy Holdings.

    Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

    Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

General

    We may issue an unlimited amount of debt securities under the indentures in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

    The debt securities of Sempra Energy and Sempra Energy Holdings will be unsecured obligations of the company issuing the security, and the debt securities of Sempra Energy Holdings will be unconditionally guaranteed by Sempra Energy as to payment of principal, premium, if any, and interest. See "Guarantee of Sempra Energy; Holding Company Structure."

    Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture (including any pricing supplement) and a board resolution of the issuing company or in one or more officer's certificates of the issuing company pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

    (a) the title of the debt securities;

    (b) any limit upon the principal amount of the debt securities;

    (c) the date or dates on which principal will be payable or how to determine the dates;

    (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

    (e) any obligation or option of the issuing company to redeem, purchase or repay debt securities, or any option of the registered holder to require the issuing company to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

    (f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

    (g) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

    (h) any other terms of the debt securities.

(See Section 301.)

Guarantee of Sempra Energy; Holding Company Structure

    Sempra Energy will unconditionally guarantee the payment of principal of and any premium and interest on the debt securities issued by Sempra Energy Holdings, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the debt securities and the indenture. These guarantees are referred to as the "debt securities guarantees" in this prospectus. The debt securities guarantees will remain in effect until the entire principal of and any premium and interest on the debt securities has been paid in full or otherwise discharged in accordance with the provisions of the indenture. (See Article Fourteen.)

    Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy's cash flow and its ability to meet its obligations under its debt securities and the debt securities guarantees are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities or, except for Sempra Energy Holdings, the debt securities guarantees.

    Because Sempra Energy is a holding company, its obligations under the debt securities and the debt securities guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy's rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy and any debt securities guarantees, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary's creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy's claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by Sempra Energy. Although agreements to which Sempra Energy and its subsidiaries are parties limit the incurrence of additional indebtedness, both Sempra Energy and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

    In addition, Sempra Energy Holdings also conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, the discussion above is equally applicable to Sempra Energy Holdings and the debt securities it issues.

Payment of Debt Securities--Interest

    Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid.

    However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

  (a) We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

  (b) Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities--Principal

    Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

    In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002.)

Form; Transfers; Exchanges

    The debt securities will be issued

    (a) only in fully registered form;

    (b) without interest coupons; and

    (c) in denominations that are even multiples of $1,000.

    You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

    In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

    Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

    We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

    Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

    We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104.)

Events of Default

    An "event of default" occurs with respect to debt securities of any series if:

  (a) we do not pay any interest on any debt securities of the applicable series within 60 days of the due date;

  (b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

  (c) we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to a specific series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the affected series;

  (d) the debt securities guarantees on any series

     (1) cease to be effective (except in accordance with their terms),

     (2) are found in any judicial proceeding to be unenforceable or invalid, or

     (3) are denied or disaffirmed (except in accordance with their terms);

  (e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

  (f) any other event of default specified in the prospectus supplement occurs.

(See Section 501.)

    No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

 Acceleration

    If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

 Rescission of Acceleration

    After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if

  (a) we pay or deposit with the trustee a sum sufficient to pay

     (1) all overdue interest;

     (2) the principal of and any premium which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

     (3) interest on overdue interest to the extent lawful;

     (4) all amounts due to the trustee under the indenture; and

  (b) all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

(See Section 502.)

    For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

 Control by Registered Holders; Limitations

    Subject to the indenture, if an event of default with respect to the debt securities of any one series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

  (a) direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or

  (b) exercise any trust or power conferred on the trustee with respect to the debt securities of the series.

    If an event of default is continuing with respect to more than one series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

  (a) the registered holders' directions will not conflict with any law or the indenture; and

  (b) the registered holders' directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

    The trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

    In addition, the indenture provides that no registered holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless

  (a) that registered holder has previously given the trustee written notice of a continuing event of default;

  (b) the registered holders of 25% in aggregate principal amount of the outstanding debt securities of all affected series, considered as one class, have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

  (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all affected series, considered as one class.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

    However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

Notice of Default

    The trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 75 days after the occurrence thereof. (See
Section 602.) The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

    We will furnish the trustee with an annual statement as to the compliance by the company issuing the debt security with the conditions and covenants in the indenture. (See Section 1005.)

Waiver of Default and of Compliance

    The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the registered holders of all debt securities of the series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

    Compliance with certain covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

    Subject to the provisions described in the next paragraph, each of Sempra Energy and Sempra Energy Holdings will preserve its corporate existence. (See
Section 1004.)

    Sempra Energy and Sempra Energy Holdings have each agreed not to consolidate with or merge into any other entity, and Sempra Energy has agreed not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

  (a) the entity formed by the consolidation or into which Sempra Energy or Sempra Energy Holdings, as the case may be, is merged, or the entity which acquires or which leases the property and assets of Sempra Energy substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities (or the debt securities guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of Sempra Energy or Sempra Energy Holdings, as the case may be, under the indenture, and

  (b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

(See Section 801.)

    Neither the indenture nor the debt security guarantee contains any financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

    Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the applicable trustee may enter into one or more supplemental indentures for any of the following purposes:

  (a) to evidence the succession of another entity to Sempra Energy or Sempra Energy Holdings; or

  (b) to add one or more covenants of Sempra Energy or Sempra Energy Holdings or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Sempra Energy or Sempra Energy Holdings; or

  (c) to add any additional events of default for all or any series of debt securities; or

  (d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

  (e) to provide security for the debt securities of any series; or

  (f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

  (g) to provide for the issuance of bearer securities; or

  (h) to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

  (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

  (j) to change any place or places where

     (1) we may pay principal, premium and interest,

     (2) debt securities may be surrendered for transfer or exchange, or

     (3) notices and demands to or upon Sempra Energy or Sempra Energy Holdings may be served; or

  (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

(See Section 901.)

    If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Sempra Energy, Sempra Energy Holdings and the applicable trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

    With Registered Holder Consent. We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security directly affected thereby,

  (a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

  (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

  (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

    A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

Miscellaneous Provisions

    The indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See
Section 101.)

    We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Defeasance and Covenant Defeasance

    The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

  (a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

  (b) released from our obligations under certain covenants with respect to any series of debt securities, which we refer to as "covenant defeasance".

    One condition we must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

    The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants described in the description of covenant defeasance above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

    Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required thereafter to include in income might be different from that which would be includible in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

    Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance should not be treated as a taxable exchange.

Resignation and Removal of the Trustee; Deemed Resignation

    The trustee may resign at any time by giving written notice to us.

    The trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

    No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

    Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

    (Section 610).

Subordination

    Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If Sempra Energy's assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated debt security indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, Sempra Energy's obligation to pay principal (and premium, if any) or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal (or premium, if any), sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while Sempra Energy is in default on senior indebtedness, any payment is received by the trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before it has paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

    Due to the subordination, if Sempra Energy's assets are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated debt security indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated debt security indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Conversion Rights

    The terms and conditions of any debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Governing Law

    Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF SEMPRA ENERGY'S
                        COMMON STOCK AND PREFERRED STOCK

    The following description of Sempra Energy's common stock and preferred stock is only a summary and is qualified in its entirety by reference to the articles of incorporation and bylaws of Sempra Energy. Therefore, you should read carefully the more detailed provisions of Sempra Energy's Amended and Restated Articles of Incorporation, Sempra Energy's Amended and Restated Bylaws, and Sempra Energy's Rights Agreement, dated May 26, 1998, between Sempra Energy and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

    The authorized capital stock of Sempra Energy consists of (1) 750,000,000 shares of Sempra Energy common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value. As of February 27, 1999, there were issued and outstanding 240,119,972 shares of Sempra Energy common stock and no shares of Sempra Energy preferred stock. No other classes of capital stock are authorized under the Sempra Energy articles of incorporation. The issued and outstanding shares of Sempra Energy common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Sempra Energy Common Stock

    The holders of Sempra Energy common stock are entitled to receive such dividends as the Sempra Energy board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Sempra Energy preferred stock. Except as otherwise provided by law, each holder of Sempra Energy common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of Sempra Energy preferred stock. Under the Sempra Energy articles of incorporation, the Sempra Energy board of directors is classified into three classes each consisting of a number as nearly equal as possible to one-third of the total number of directors constituting the entire Sempra Energy board of directors. The holders of shares of Sempra Energy common stock are not entitled to cumulate votes for the election of directors.

    In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of Sempra Energy common stock, subject to any rights of the holders of outstanding shares of Sempra Energy preferred stock, are entitled to receive any remaining assets of Sempra Energy after the discharge of its liabilities.

    Holders of Sempra Energy common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Sempra Energy common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

    Each outstanding share of Sempra Energy common stock is accompanied by a right to purchase one one-hundredth of a share of Class A Junior Participating Preferred Stock, without par value, of Sempra Energy at a price of $80.00 per right, subject to certain anti-dilution adjustments. The Sempra Energy board of directors has reserved 7,500,000 shares of such Class A preferred stock for issuance upon exercise of the rights, as more fully discussed below under the heading "--Description of Preferred Share Purchase Rights."

    The registrar and transfer agent for the Sempra Energy common stock is First Chicago Trust Company of New York.

Preferred Stock

    The Sempra Energy board of directors is authorized, pursuant to the Sempra Energy articles of incorporation, to issue up to 50,000,000 shares of Sempra Energy preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. Currently there are no shares of Sempra Energy preferred stock outstanding. However, the Sempra Energy board of directors has reserved 7,500,000 shares of Class A preferred stock for issuance in connection with rights issued under the Sempra Energy rights agreement.

    Prior to the issuance of shares of each series of preferred stock, the board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

  (a) the title and stated value of the preferred stock;

  (b) voting rights, if any, of the preferred stock;

  (c) any rights and terms of redemption (including sinking fund provisions);

  (d) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

  (e) whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

  (f) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

  (g) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

  (h) the provision for redemption, if applicable, of the preferred stock;

  (i) the provisions for a sinking fund, if any, for the preferred stock;

  (j) liquidation preferences;

  (k) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

  (l) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

    All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

    In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

  (a) the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

  (b) the procedures for any auction and remarketing, if any, for the preferred stock;

  (c) any listing of the preferred stock on any securities exchange; and

  (d) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.


Rank

    Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

  (a) senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

  (b) on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

  (c) junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Description of Preferred Share Purchase Rights

    On May 26, 1998, the Sempra Energy board of directors adopted a preferred share purchase rights plan providing that one preferred share purchase right will attach to each share of Sempra Energy common stock. The description and terms of the rights are set forth in a rights agreement, dated as of May 26, 1998, by and between Sempra Energy and First Chicago Trust Company of New York, as rights agent. The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all Sempra Energy shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire Sempra Energy on terms not approved by the Sempra Energy board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination. The rights will expire on May 31, 2008. Until a right is exercised, the holder of the right will have no rights as a shareholder of Sempra Energy beyond those rights afforded to existing shareholders, including the right to vote or to receive dividends.

    The rights are designed to assure that all of Sempra Energy's shareholders receive fair and equal treatment in the event of any proposed takeover of Sempra Energy and to guard against partial tender offers, open market accumulations and other abusive tactics that may be deployed to gain control of Sempra Energy without a control premium paid to all shareholders. Any time prior to the first date that a person or group has become an "acquiring person" as defined in the rights agreement, the rights should not interfere with any merger or other business combination as long as it is approved by the Sempra Energy board of directors.

Anti-Takeover Provisions

    The Sempra Energy articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of Sempra Energy stock or delaying or preventing a change in control of Sempra Energy. The material provisions which may have such an effect are:

    (a) classification of the Sempra Energy board of directors into three classes with the term of only one class expiring each year;

    (b) a provision permitting the Sempra Energy board of directors to make, amend or repeal the Sempra Energy bylaws;

    (c) authorization for the Sempra Energy board of directors to issue Sempra Energy preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

    (d) a provision that shareholders may take action only at annual or special meetings or by unanimous written consent in lieu of a meeting;

    (e) advance notice procedures with respect to nominations of directors or proposal other than those adopted or recommended by the Sempra Energy board of directors; and

    (f) provisions permitting amendment of certain of these provisions only by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Sempra Energy common stock entitled to vote.

    Some acquisitions of Sempra Energy's outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935 and of various state and foreign regulatory authorities.

                      DESCRIPTION OF PREFERRED SECURITIES

General

    Each Declaration authorizes the regular trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase a series of subordinated debt securities issued by Sempra Energy. The subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

    Under each preferred securities guarantee, Sempra Energy will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See "Description of Preferred Securities Guarantees."

    The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Sempra Energy under the series of subordinated debt securities held by the trust. If Sempra Energy fails to make a payment on the subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

    Each preferred securities guarantee, when taken together with Sempra Energy's obligations under the related series of subordinated debt securities, the subordinated indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a trust.

    Each Declaration will be qualified as an indenture under the Trust Indenture Act. Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act.

    Each series of preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions as described in the relevant Declaration or made part of the Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the subordinated debt securities held by the trust.

    The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

  (a) the name of the preferred securities;

  (b) the dollar amount and number of securities issued;

  (c) any provision relating to deferral of distribution payments;

  (d) the annual distribution rate(s) (or method of determining the rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

  (e) the date from which distributions shall be cumulative;

  (f) the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

  (g) the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

  (h) the voting rights, if any, of holders of the preferred securities;

    (i) any securities exchange on which the preferred securities will be listed;

    (j) whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

    (k) any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

    Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

    Unless otherwise specified in an applicable prospectus supplement, each Declaration states that the related trust shall be dissolved:

    (a) on the expiration of the term of the trust;

    (b) upon the bankruptcy of Sempra Energy;

    (c) upon the filing of a certificate of dissolution or its equivalent with respect to Sempra Energy;

    (d) after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of the trust, voting together as a single class;

    (e) 90 days after the revocation of the articles of incorporation of Sempra Energy (but only if the articles of incorporation are not reinstated during that 90-day period);

    (f) upon the distribution of the related subordinated debt securities directly to the holders of the preferred and common securities of the trust;

    (g) upon the redemption of all of the common and preferred securities of the trust; or

    (h) upon entry of a court order for the dissolution of Sempra Energy, or the trust.

    Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution, after the trust satisfies (whether by payment or reasonable provision for payment) all amounts owed to creditors, the holders of the preferred and common securities will be entitled to receive:

    (a) cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

    (b) subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.

    If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Declaration Events of Default

    An event of default under the subordinated indenture relating to a series of subordinated debt securities is an event of default under the Declaration of the trust that owns these subordinated debt securities (a "Declaration event of default"). See "Description of Debt Securities--Events of Default."

    Sempra Energy and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

    Upon the occurrence of a Declaration event of default, the property trustee of the applicable trust, as the sole holder of the subordinated debt securities held by the trust, will have the right under the subordinated indenture to declare the principal of, premium, if any, and interest on the subordinated debt securities to be immediately due and payable.

    If a property trustee fails to enforce its rights under the related Declaration or the subordinated indenture, any holder of the preferred securities issued by the related trust may, to the fullest extent permitted by law and subject to the terms of the Declaration and the subordinated indenture, sue Sempra Energy, or seek other remedies, to enforce the property trustee's rights under the Declaration or the subordinated indenture without first instituting a legal proceeding against the property trustee or any other person.

    If Sempra Energy fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by a trust which owns the notes may directly sue Sempra Energy or seek other remedies to collect its pro rata share of payments owed.

Consolidation, Merger or Amalgamation of the Trusts

    A trust may not consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body ("Merger Event"), except as described below or as described in "Liquidation Distribution Upon Dissolution." A trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by another trust, if:

  (a) the successor entity either

     (1) assumes all of the obligations of the trust relating to its preferred and common securities; or

     (2) substitutes for the trust's preferred and common securities other securities substantially similar to the preferred and common securities ("successor securities"), so long as the successor securities rank the same as the preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

  (b) Sempra Energy acknowledges a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as the holder of the particular series of subordinated debt securities;

  (c) the preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other organization that the preferred securities are then listed;

  (d) the Merger Event does not cause its preferred securities or successor securities to be downgraded by any national rating agency;

    (e) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its preferred and common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

    (f) the successor entity has a purpose substantially identical to that of the trust;

    (g) prior to the Merger Event, Sempra Energy has received an opinion of counsel from a nationally recognized law firm stating that:

        (1) the Merger Event does not adversely affect the rights of the holders of the trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity); and

        (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

    (h) Sempra Energy guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable preferred securities guarantee and the guarantee of the common securities for the trust.

    In addition, unless all of the holders of the preferred and common securities approve otherwise, a trust shall not consolidate, amalgamate, merge with or into, convert into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declarations

    The holders of preferred securities have no voting rights except as discussed under "--Consolidation, Merger or Amalgamation of the Trusts" and "Description of the Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for the trust.

    A Declaration may be amended if approved by a majority of the regular trustees of the applicable trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect:

    (a) any action that would adversely affect the powers, preferences or special rights of the trust's preferred and common securities, whether by way of amendment to the Declaration or otherwise; or

    (b) the dissolution, winding-up or termination of the trust other than pursuant to the terms of its Declaration,

then the holders of the trust's preferred and common securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by at least a majority in liquidation amount of the preferred and common securities affected by the amendment or proposal.

    If any amendment or proposal referred to in clause (a) above would adversely affect only the preferred securities or the common securities of a trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class.

    No amendment may be made to a Declaration if the amendment would:

    (a) cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

    (b) adversely affect the powers, liabilities or duties of the property trustee or the Delaware trustee; or

    (c) cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

    (a) direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the trust; or

    (b) direct the exercise of any trust or power conferred upon the property trustee under that trust's Declaration, including the right to direct the property trustee, as the holder of a series of subordinated debt securities, to:

        (1) exercise the remedies available under the subordinated indenture with respect to the subordinated debt securities;

        (2) waive any event of default under the subordinated indenture that is waivable; or

        (3) cancel an acceleration of the principal of the subordinated debt securities.

    However, if the subordinated indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities (a "super-majority"), then the property trustee for the series must get approval of the holders of a super-majority in liquidation amount of the series of preferred securities.

    In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

    The property trustee of a trust will notify all preferred securities holders of the trust of any notice received from the trustee of the subordinated indenture with respect to the subordinated debt securities held by the trust.

    As described in each Declaration, the property trustee may hold a meeting to have preferred securities holders vote on a change or have them approve the change by written consent.

    If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Sempra Energy or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

    (a) Sempra Energy and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

    (b) any preferred securities owned by Sempra Energy or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Removal and Replacement of Trustees

    Only the holder of a trust's common securities has the right to remove, or replace the regular trustees and, prior to an event of default, property and Delaware trustees of the trust. If an event of default occurs, only the holders of a trust's preferred securities have the right to remove or replace the property and Delaware trustees. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for the trust.

Information Concerning the Property Trustees

    For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of a Declaration event of default under the applicable trust, undertakes to perform only the duties as are specifically set forth in the applicable Declaration and, upon a Declaration event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following a Declaration event of default.

Miscellaneous

    The regular trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

    (a) it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

    (b) it will be classified as a grantor trust for United States federal income tax purposes; and

    (c) the subordinated debt securities held by it will be treated as indebtedness of Sempra Energy for United States federal income tax purposes.

    Sempra Energy and the regular trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that Sempra Energy and the regular trustees of the trust determine to be necessary or desirable for such purposes.

    Registered holders of preferred securities have no preemptive or similar rights.

    A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

    Each Declaration and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

General

    Sempra Energy will execute a preferred securities guarantee, which benefits the holders of preferred securities, at the time that a trust issues those preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee ("preferred securities guarantee trustee") under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act.

    The preferred securities guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust.

    Sempra Energy will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust ("preferred securities guarantee payments"), will be covered by the applicable preferred securities guarantee:

    (a) any accrued and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

    (b) the redemption price, to the extent that the trust has funds available to make the payment; and

    (c) upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the preferred securities or the redemption of all the preferred securities), the lesser of:

       (1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

       (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon a dissolution and liquidation of the trust.

    Sempra Energy's obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

    No single document executed by Sempra Energy relating to the issuance of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sempra Energy's obligations under the subordinated indenture, the subordinated debt securities and the applicable preferred securities guarantee and Declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

Status of the Preferred Securities Guarantees

    Each preferred securities guarantee will constitute an unsecured obligation of Sempra Energy and will rank:

    (a) subordinate and junior in right of payment to all of Sempra Energy's other liabilities (except any guarantee now or hereafter issued by Sempra Energy in respect of any preferred or preference stock of any of its affiliates);

    (b) equal with any guarantee now or hereafter issued by Sempra Energy in respect of the most senior preferred or preference stock now or hereafter issued by Sempra Energy, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

    (c) senior to Sempra Energy's common stock.

    Each Declaration will require that the holder of preferred securities accept the subordination provisions and other terms of the preferred securities guarantee. Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue Sempra Energy, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity). A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not previously paid or upon distribution to the applicable preferred securities holders of the corresponding series of subordinated debt securities pursuant to the appropriate Declaration.

Amendments and Assignment

    Except with respect to any changes which do not adversely affect the rights of holders of a series of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities (excluding any the preferred securities held by Sempra Energy or any of its affiliates). A description of the way to obtain any approval is described under "Description of the Preferred Securities--Voting Rights; Amendment of Declarations." All guarantees and agreements contained in a preferred securities guarantee will be binding on Sempra Energy's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

Preferred Securities Guarantee Events of Default

    An event of default under a preferred securities guarantee occurs if Sempra Energy fails to make any of its required payments or perform its obligations under the preferred securities guarantee.

    The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee (excluding any preferred securities held by Sempra Energy or any of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the preferred securities guarantee trustee under the preferred securities guarantee.

Information Concerning the Preferred Securities Guarantee Trustees

    The preferred securities guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the preferred securities guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a preferred securities guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

    Each preferred securities guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the corresponding series of subordinated debt securities to the holders of the preferred securities. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

    The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of New York.

Relationship Among Preferred Securities, Preferred Securities Guarantees and Subordinated Debt Securities Held By Each Trust

    Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Sempra Energy to the extent described under "Description of the Preferred Securities Guarantees." No single document executed by Sempra Energy in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sempra Energy's obligations under the applicable preferred securities guarantee, Declaration, subordinated indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

    As long as Sempra Energy makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

       (a) the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

       (b) the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

       (c) Sempra Energy shall pay for any and all costs, expenses and liabilities of each trust except the trust's obligations under its preferred securities (and Sempra Energy has agreed to guarantee such payment); and

       (d) each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    If and to the extent that Sempra Energy does not make payments on the subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, you may directly sue Sempra Energy or seek other remedies to collect your pro rata share of payments owed. If you sue Sempra Energy to collect payment, then Sempra Energy will assume your rights as a holder of preferred securities under the trust's Declaration to the extent Sempra Energy makes a payment to you in any legal action.

    A holder of any preferred security may sue Sempra Energy, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable preferred securities guarantee trustee, the trust which issued the preferred security or any other person or entity.

                                    EXPERTS

    The consolidated financial statements, the related financial statement schedule and the supplemental schedule of summarized financial information as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 VALIDITY OF THE SECURITIES AND THE GUARANTEES

    John R. Light, Esq., Executive Vice President and General Counsel of Sempra Energy will pass upon the validity of the securities and the guarantees. Richards, Layton & Finger, P.A., special Delaware counsel to Sempra Energy and the trusts, will pass upon certain matters of Delaware law relating to the validity of the preferred securities. Latham & Watkins, Los Angeles, will pass upon the validity of the securities and the guarantees for any underwriters or agents.

                              PLAN OF DISTRIBUTION

    We may sell the securities described in this prospectus from time to time in one or more transactions

       (a) to purchasers directly;

       (b) to underwriters for public offering and sale by them;

       (c) through agents;

       (d) through dealers; or

       (e) through a combination of any of the foregoing methods of sale.

    We may distribute the securities from time to time in one or more transactions at:

       (a) a fixed price or prices, which may be changed;

       (b) market prices prevailing at the time of sale;

       (c) prices related to such prevailing market prices; or

       (d) negotiated prices.

 Direct Sales

    We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

 To Underwriters

    The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley Dean Witter and Salomon Smith Barney Inc. may be involved in any at the market offering of equity securities by or on our behalf.

    Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

 Through Agents and Dealers

    We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

 Delayed Delivery Contracts

    If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement.

    The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

 General Information

    Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

    Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

    Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

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                                  $300,000,000

                                 Sempra Energy

                              6.95% Notes due 2005


                                     [LOGO]



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                             PROSPECTUS SUPPLEMENT

                                December 6, 2000

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                              Salomon Smith Barney
                           Credit Suisse First Boston
                              Goldman, Sachs & Co.
                           Morgan Stanley Dean Witter

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